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                                                                    Exhibit 23.7



The Board of Directors
Valuation Counselors Group, Inc.

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated February 12, 1997, with respect to the consolidated balance sheets of Valuation Counselors Group, Inc. and its wholly owned subsidiary as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in Form 8-K of Century Business Services Inc. dated February 20, 1998.

/s/ ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 20, 1998


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